Exhibit 10.1

Separation and Release Agreement for Stanley B. Blaylock

This Separation and Release Agreement (“Agreement”) is entered into between the undersigned employee (“Employee”) and Walgreen Co., its parents, subsidiaries, affiliated companies, predecessors, successors and assigns (“Walgreens” or the “Company”), who agree as follows:

1. Termination Date.

The parties agree that Employee’s employment with the Company is terminated effective April 2, 2010 (the “Termination Date”).

2. General Waiver & Release.

(a)  Employee waives and releases any and all claims, known or unknown, arising on or before the date Employee signs this Agreement, that Employee has or might have against the Company, its parents, subsidiaries, affiliated companies, predecessors, successors, and assigns, as well as all of its and their past and present officers, directors, managers, employees, attorneys, and agents (collectively “Released Parties”), subject only to the exceptions identified in paragraph 3 below.  These waived and released claims include but are not limited to: (i) claims that in any way relate to Employee’s employment, separation from employment and other dealings of any kind with any Released Party or Parties; (ii) claims of unlawful discrimination, harassment, retaliation or other alleged violations arising under federal, state, local or others laws and regulations, including but not limited to claims arising under the federal Age Discrimination in Employment Act (ADEA); Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1866; the Employee Retirement Income Security Act (ERISA); the Americans with Disabilities Act (ADA); the Fair Labor Standards Act (FLSA); the Worker Adjustment and Retraining Notification Act (WARN); and the Family and Medical Leave Act (FMLA); (iii) claims of wrongful discharge, emotional distress, defamation, misrepresentation, fraud, detrimental reliance, breach of alleged contractual obligations, promissory estoppel, negligence, assault and battery, and violation of public policy; and (iv) claims for monetary damages, other personal recovery or relief, costs, expenses, and attorneys’ fees of any kind.

(b)  Walgreens is not currently aware of any claims or causes of action it may have against Employee.

Claims and Rights Not Waived or Released.

The only claims not waived and not released by Employee under paragraph 2 are (i) claims arising after the date that Employee signs this Agreement; (ii) any claim that as a matter of law cannot be waived; and (iii) claims for vested benefits and all benefits that are specifically described and provided for in this Agreement.  In addition, nothing in this Agreement shall affect or interfere with Employee’s right to participate, cooperate, initiate or assist in an investigation or proceeding conducted within the Company or by any government agency, oversight board, commission or other regulatory or investigative body.  Again, however, Employee is waiving and releasing all rights to recover money or other individual relief in connection with any investigation or proceeding related to claims covered by paragraph 2 above (General Waiver & Release).

3. No Disparagement.

Employee will not make derogatory statements, either written or oral, or otherwise disparage any Released Party or Walgreens products or services, except as may be required to be permitted by law.  Nor shall Employee direct, arrange or encourage others to make any such derogatory or disparaging statements on Employee’s behalf.  Walgreens CEO and  Corporate Officers will not make, and will cause others not to make on their behalf, derogatory statements, either written or oral, or otherwise disparage Employee, except as may be required or permitted by law.

4. Return of Company Property.

Employee agrees that he has returned all Company property, and no Company property has been retained by the Employee, regardless of the form in which it was acquired or held by Employee; provided, however, that the Company acknowledges and agrees that Employee’s cellular phone and cellular phone number (410-336-9236) are the property of Employee and not the property of Walgreens and that Walgreens will take all reasonable action to assist Employee to transfer Employee’s cellular phone number from a corporate account owned by the Company to Employee’s personal account.

5. Restrictive Covenants.

Employee is subject to the Non-Competition, Non-Solicitation and Confidentiality provisions attached hereto as Exhibit B (the “Walgreens Non-Compete”).

6. Non-Admissions.

Nothing in this Agreement constitutes or shall be portrayed or regarded as an admission of any wrongdoing, fault, violation, liability, or unlawful activity by the Company, Employee or any Released Party.

7. Cooperation.

Subject to paragraph 3 above and upon reasonable prior notice, Employee agrees to fully and completely cooperate with the Company and its agents and representatives during and in connection with all litigation, potential litigation, and internal or external investigations in which the Company is involved or may become involved, subject to reimbursement of reasonable travel expenses if travel is requested.; provided, however, that the Company acknowledges that the application of Section 3 and this Section 7 shall be subject to any future employment of Employee and that the Company acknowledges and agrees that it will endeavor to accommodate Employee in such regard.  During the 18-month severance period Employee’s assistance hereunder shall be without additional compensation. Thereafter, the Company shall provide reasonable compensation to Employee for time required providing litigation assistance except for litigation matters where Employee is a named party to the litigation.  In such cases, no additional compensation will be provided to Employee.

8. Non-Inducement.

Employee agrees that he will not directly or indirectly assist or encourage any person or entity in carrying out any activity that would be prohibited by the provisions of this Agreement if such activity were carried out by Employee.

9. Separation Payments.

In exchange for Employee’s obligations to Walgreens under this Agreement, including the Release and Waiver, Walgreens agrees to pay Employee the Separation Benefits set forth in the attached Exhibit A.  Employee acknowledges that these Separation Benefits are in full settlement of any severance rights he may have under the Medmark Severance Agreement.

10. Indemnification.

Walgreens agrees to indemnify Employee, to the fullest extent permitted by law, for any and all acts occurring during the course of his employment, including for any and all claims brought after the Termination Date.  Walgreens acknowledges that Employee is and will remain covered by the Company’s director and officer insurance policy for any and all acts up to and through the Termination Date.

11. Alternative Employment.

Employee’s benefits hereunder shall not be subject to offset or reduction in the event Employee obtains alternate employment or income, nor shall Employee be under any obligation of mitigation in connection with the benefits to be paid under this Agreement.

12. [Reserved]

13. No Assignment by Employee.

Employee represents and warrants that Employee has not sold, assigned, transferred, conveyed, or otherwise disposed of any claim covered by paragraph 2 above (General Waiver Release) and that Employee has the sole right and exclusive authority to execute this Agreement on Employee’s behalf.

14. Severability.

In the event that any portion of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the invalid or unenforceable portion shall be construed or modified in a manner that gives force and effect, to the fullest extent possible, to all other portions and provisions of this Agreement.  If any invalid or unenforceable portion of any provision in this Agreement cannot be construed or modified to render it valid and enforceable, that portion shall be construed as narrowly as possible and shall be severed from the remainder of this Agreement, and the remainder of this Agreement (including the remainder of the section, paragraph, subparagraph or sentence containing any invalid or unenforceable words) shall remain in effect to the fullest extent possible.

15. OWBPA Provisions – Additional Understandings.

In compliance with the Older Workers Benefit Protection Act (“OWBPA”), the Company and Employee agree to the following:

(a)	Understandability. This Agreement is written in a manner calculated to be understood by the Employee, and Employee understands all terms of this Agreement;

(b)	Age Discrimination (ADEA) Waiver. This Agreement includes a waiver and release of claims under the Age Discrimination in Employment Act (ADEA) as described in paragraph 2 above;

(c)	No Future Waiver. This Agreement only waives and releases claims and rights arising prior to the date Employee signs this Agreement;

(d)
Valid Consideration.  In exchange for Employee’s release and waiver as part of this Agreement, Employee acknowledges that he/she is receiving adequate consideration in the form of Separation Payments as described herein that exceed those to which Employee is entitled apart from this Agreement.

(e)	Employee Advised to Consult with an Attorney. By this Agreement, the Company advises Employee to consult with an attorney before signing this Agreement;

(f)	Period to Consider this Agreement. Employee has been given a period of 21 calendar days in which to consider this Agreement, and to decide whether he wishes to sign it;

(g)
Period to Revoke Agreement.  After Employee signs this Agreement, Employee has 7 calendar days in which Employee can change his mind and revoke this Agreement.  Walgreens and Employee agree that, to revoke this Agreement, Employee must notify Walgreens in writing that Employee is revoking this Agreement.  Any such notice of revocation must be received by Mark Wattley, Divisional Vice President, within the 7-day period;  Mail: 1411 Lake Cook Road M.S. #L414, Deerfield, Illinois 60015 Fax: (847) 964-6492 Email: mark.wattley@walgreens.com

(h)	Effective Date. This Agreement shall not become effective or enforceable until the 7-day revocation period described above has expired with no revocation by Employee.

16. Governing Law.

The laws of the State of Illinois shall govern the validity, performance, enforcement, interpretation and any other aspect of this Agreement, notwithstanding any state’s choice of law provisions to the contrary.

17. Binding Effect.

This Agreement shall be binding upon and inure to the benefit of Employee and the Company and his and its respective heirs, executors, successors, agents and representatives.

18. Counterparts and Facsimile Signatures.

This Agreement may be executed in counterparts which, taken together, constitute a single, enforceable instrument.

19. Complete Agreement.

This Agreement (including without limitation the Walgreens Non-Compete which is attached hereto as Exhibit B) constitutes the parties’ entire agreement and cancels, supersedes, and replaces any and all prior proposals, understandings, and agreements (written, oral or implied) regarding all matters addressed herein, including without limitation the Medmark Severance Agreement and any other Non-Competition, Non-Solicitation and Confidentiality Agreement Employee may have executed with the Company.  The terms of this Agreement (including without limitation the Walgreens Non-Compete which is attached hereto as Exhibit B) may not be altered or modified except by written agreement of the Employee and the Company.  In connection with this Agreement’s acceptance and execution, neither Employee nor the Company is relying on any representation or promise that is not expressly stated in this Agreement.

20. Full Knowledge and Authority to Sign.

Other than as stated herein, Employee and Walgreens attest that each of them has the authority to enter into this Agreement (including the provisions set forth on Exhibit A and Exhibit B hereto), that no promise or inducement other than as stated herein has been offered for this Agreement, that they are legally competent to execute this Agreement, and that they accept the full responsibility therefor.  Walgreens further acknowledges that the individual set forth below has full corporate power and authority to execute this Agreement on behalf of the Company and to bind the Company in all respects.

Entered and Agreed to:

Dated:_________________	_______________________
Stanley B. Blaylock

Walgreen Co.

	By:	___________________
Mark A. Wattley
Divisional Vice President

EXHIBIT A

Summary of Separation Benefits for Stanley B. Blaylock

Last Day in Office	April 2, 2010

Paid Through Date	June 23, 2010 (the “PTD”)

Vacation	$131,818.19, paid within 30 days after April 2, 2010

Severance
$900,000 (less tax withholdings and benefit deductions); represents 18 months of base salary; paid in monthly installments, in accordance with the Company’s normal payroll processes, over the course of the 18-month severance period beginning after April 2, 2010.

Fiscal 2010 Bonus
Pro-rated bonus for the portion of the fiscal year ending on the PTD, to be paid when FY2010 bonuses are paid (the “Bonus”); provided, however, that the Bonus shall be calculated in the same manner as it is calculated for other comparable senior executives who remain employed by the Company; provided, further, that if the Company pays a bonus to a majority of the Corporate Officers of the Company for FY2010, then the Company shall be required to pay the Bonus to Employee.

Benefits
If Blaylock, his spouse and all dependent children enroll in COBRA, all medical, prescription and/or dental, premiums will be subsidized such that Blaylock only pays the premium rates that are in effect for all other active employees who select the same coverage as Blaylock and his family.   The Company acknowledges that even upon the death of Blaylock, it will continue the coverage for Blaylock’s spouse and all dependent children on the same terms and conditions.

Long-Term Incentives
A pro-rated portion of the not yet vested long-term incentive awards listed below will become vested and distributed based on service through the PTD as set forth on Exhibit C. All other long-term incentive awards will be forfeited as of the PTD.

•	Restricted stock awards granted in April 2007 and April 2008.
•	Restricted cash and restricted stock granted for fiscal years 2007 and 2008 under the former Restricted Performance Share Program.
•	Restricted stock units granted on September 1, 2008 and September 1, 2009.

Outplacement	Up to 12 months of executive-level outplacement with Challenger, Gray and Christmas.

EXHIBIT B

WALGREEN CO. NON-COMPETITION, NON-SOLICITATION AND CONFIDENTIALITY AGREEMENT

This Exhibit forms a part of the Separation and Release Agreement (the “Separation Agreement”) between Stanley B. Blaylock and  Walgreen Co. or one of its subsidiary companies (hereinafter referred to as “Employee’’ and the “Company”).

WHEREAS, the Company develops and/or uses valuable business, technical, proprietary, customer and patient information it protects by limiting its disclosure and by keeping it secret or confidential;

WHEREAS, Employee acknowledges that during the course of employment, he has or will receive, contribute, or develop such confidential information; and

WHEREAS, the Company desires to protect from its competitors such confidential information and also desires to protect its legitimate business interests and goodwill in maintaining its employee and customer relationships.

NOW THEREFORE, in consideration of his initial employment offer with the Company, the restricted stock unit awards issued to Employee and the compensation and benefits provided pursuant to the Separation Agreement to which this is attached as Exhibit B, Employee agrees to the following:

1.Non-Disclosure And Non-Use.

Employee agrees not to disclose any Confidential Information, as defined below, to any person or entity other than the Company, either during or after Employee’s employment, without the Company’s prior written consent.  Employee further agrees not to use any Confidential Information, either during or at any time after his employment, without the Company’s prior written consent, except as may be necessary to perform his job duties during employment with the Company.  In the event Employee is required to disclose any Confidential Information by law, Employee will provide the Company with prompt written notice of any such requirement and provide reasonable cooperation to the Company so that the Company may seek a protective order or other appropriate remedy.  The Company acknowledges and agrees that any disclosure of Confidential Information by Employee as required by law shall not be a breach of the Separation Agreement, including this Exhibit B, provided that Employee has provided the required notice to the Company, if possible.

Confidential Information means information not generally known by the public about processes, systems, products, services, including proposed products and services, business information, know-how, or trade secrets of the Company.  Confidential Information includes, but is not limited to, the following:

(a)	Customer records, identity of vendors, suppliers, or landlords, profit and performance reports, prices, selling and pricing procedures and techniques, and financing methods of the Company;
(b)	Customer lists and information pertaining to identities of the customers, their special demands, and their past, current and anticipated requirements for the products or services of the Company;
(c)	Specifications, procedures, policies, techniques, manuals, databases and all other information pertaining to products or services of the Company, or of others for which the Company has assumed an obligation of confidentiality;
(d)	Business or marketing plans, accounting records, financial statements and information, and projections of the Company;
(e)	Software developed or used by the Company;
(f)	Information related to the Company’s retailing, distribution or administrative facilities; and
(g)	Any other information identified or defined as confidential information by Company policy.

Notwithstanding anything to the contrary contained herein, Confidential Information does not include, the following:

(a)	information which becomes available to the public from a source other than the Employee and through no fault of Employee;
(b)	information that is legally obtained by the Employee at any time from other sources who are not subject to confidentiality restrictions;
(c)	information that came into Employee’s possession prior to or independent of his employment relationship with the Company; and
(d)	information that consists of general industry knowledge.

2.Non-Competition and Non-Solicitation.

In order to protect the legitimate business interests and goodwill of the Company, and to protect Confidential Information, Employee covenants and agrees that for the entire period of his employment with the Company, and for a period of 18 months commencing on April 3, 2010, (the “Non-Compete Period”), Employee will not:

(a)	contact any Customer of the Company for the benefit of a Competing Business or interfere with, or attempt to disrupt the relationship, contractual, or otherwise, between the Company and any of its Customers.
(b)	hire employees of the Company. This restriction includes without limitation a prohibition on Blaylock directly or indirectly employing, or knowingly permitting any Person or business directly or indirectly controlled by Blaylock, regardless of whether such Person or business is a Competing Business, from employing, any person employed by the Company as of January 1, 2010.
(c)	solicit employees of the Company. This restriction includes without limitation a prohibition on directly or indirectly (i) interfering with, or attempting to disrupt the relationship, contractual, or otherwise, between the Company and any of its employees, and (ii) soliciting, inducing, or attempting to induce employees of the Company to terminate employment with the Company. The foregoing non-solicitation provision shall not be applicable to general solicitations in newspapers, trade magazines, internet job sites or other similar media not specifically targeting employees of the Company, and any hiring resulting therefrom.
(d)	compete with the Company. This restriction includes without limitation a prohibition on directly or indirectly engaging or investing in, owning, managing, operating, financing, controlling, participating in the ownership, management, operation, financing or control of, or being associated or in any manner connected with, any Competing Business, whether as a consultant, independent contractor, agent, employee, officer, partner, director, shareholder (except (i) limited partnership investments in private equity funds which may invest in venture capital-backed companies (where Employee's investment represents less than 1% percent ownership interest of any such company) or (ii) investments of less than 1% ownership interest of the outstanding securities of a corporation or other entity whose securities are listed on a stock exchange or quotation system and such entity files periodic reports with the Securities and Exchange Commission), distributor, representative, or otherwise, alone or in association with any other Person(s). Notwithstanding the foregoing, Employee may render services for a Competing Business if: such service does not conflict with any other restrictions noted in this Paragraph 2; the Competing Business is diversified, and Employee becomes employed in a part of the business that is not in direct or indirect competition with Company; and, prior to the Employee beginning employment with the Competing Business, the Company receives written assurances from Employee, that Employee will not render services directly or indirectly in connection with any product, system, service, or process of any person or organization which is the same as, comparable to, or competes directly or indirectly with a product, system, service, or process of the Company.

Employee further acknowledges and agrees that for a 12 month period commencing after the Non-Compete Period, Employee shall not consult with, or accept employment with (a) CVS/Caremark, (b) Express Scripts, or (c) Medco Health Solutions, or any successors thereto of the foregoing corporations, nor shall Employee provide services on behalf of the foregoing corporations with respect to the pricing or negotiation of network pharmacy contracts.

Employee agrees that the restrictions contained in paragraphs 2(a), 2(b) and 2(c) have no geographic limitation.  Employee agrees that the restrictions contained in Paragraph 2(d) are geographically limited to (a) the entirety of the United States and (b) any other country if the Company conducts business within such country at any time during Employee's employment with the Company.

Employee acknowledges that (i) the Company's business is and following the date hereof will be national in scope, (ii) the Company's products and services are and following the date hereof will be marketed throughout the United States and (iii) the Company has competed and following the date hereof will compete with other businesses that are or could be located in any part of the United States.  Employee further covenants and agrees that restrictive covenants contained in this Agreement are reasonable and necessary to protect the legitimate business interests of the Company because of the nature and scope of the Company's business.

If a court or arbitrator of competent jurisdiction determines that one or more of the provisions of this Paragraph 2 are invalid, illegal, or unenforceable for any reason, then such provision or provisions shall be deemed to be reduced in scope or length, as the case may be, to the extent required to make this Paragraph enforceable.  If Employee violates the provisions of this Paragraph 2, the periods described therein shall be extended by that number of days which equals the aggregate of all days during which at any time any such violations occurred.

For purposes of this Paragraph 2, the following definitions shall apply:

(1)	“Competing Business” means any business engaged in by any Person that is in competition with any business engaged in by the Company (“Company Business”) during the term of Employee’s employment with the Company; provided that the foregoing shall only apply to any Company Business with respect to which Employee possesses Confidential Information and was substantially engaged or was active in the management of such business during Employee’s employment with the Company.
(2)	“Customer” means any patient or other customer or prospective customer of any Company business unit with respect to which Employee was substantially engaged or was active in the management of such business during Employee’s employment with the Company.
(3)	“Person” means any individual, corporation, partnership, limited liability company or other entity.

3.Non-Inducement.

Employee agrees that during the term of his employment and for one year following the Employee’s termination of employment, Employee will not directly or indirectly assist or encourage any Person or entity in carrying out any activity that would be prohibited by the provisions of this Agreement if such activity were carried out by Employee.

4. [Reserved].

5.Consideration and Acknowledgments.

Employee acknowledges and agrees that the covenants described in Paragraphs 1 through 3 of this Agreement are essential terms, and the underlying restricted stock unit award and the Separation Payments under the Separation and Release Agreement would not be provided by the Company in the absence of these covenants.  Employee further acknowledges that these covenants are supported by adequate consideration as set forth in this Agreement, that full compliance with these covenants will not prevent Employee from earning a livelihood following the termination of his employment, and that these covenants do not place undue restraint on Employee and are not in conflict with any public interest.  Employee further acknowledges and agrees that Employee fully understands these covenants, has had full and complete opportunity to discuss and resolve any ambiguities or uncertainties regarding these covenants before signing this Agreement, that these covenants are reasonable and enforceable in every respect, and has voluntarily agreed to comply with these covenants for their stated term.  Employee agrees that in the event he is offered employment with a Competing Business at any time in the future, Employee shall immediately notify the Competing Business of the existence of the covenants set forth in Paragraphs 1 through 3 above.

6.Enforcement of This Agreement.

Employee acknowledges that compliance with the covenants set forth in Paragraphs 1 through 4 of this Agreement is necessary to enable the Company to maintain its competitive position, and that any actual or threatened breach of these covenants will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law.  In the event of any actual or threatened breach of these covenants, the Company shall be entitled to injunctive relief, including the right to a temporary restraining order, and other relief.  The foregoing stipulated remedies of the Company are in addition to, and not to the exclusion of, any other damages the Company may be able to prove.  In addition, if any court shall at any time hold these covenants to be unenforceable or unreasonable in scope, territory or period of time, then the scope, territory or period of time of the covenants shall be that determined by the court to be reasonable.  Employee consents to the jurisdiction of the Circuit Court of Lake or Cook County, Illinois for purposes of the enforcement of this agreement.

7.Notification.

Employee further agrees that the Company may notify anyone later employing him of the existence and provisions of this Agreement; provided, however, that prior to any notification, the Company shall be required to provide Employee with an advance copy of such correspondence.

Exhibit C

Stan Blaylock
Last day Worked	4/2/2010
Paid-Through Date	6/23/2010

			Initial Grants		Prorate Based on Paid-Through Date
	Grant Date	Vest Date	Shares	Cash	#	Stk Price	Value
RSU Grant	9/1/2008	8/31/2011	8,303		5,074	$ 35.00	$ 177,592	Vests over 36 months
	9/1/2009	8/31/2012	10,374		2,882	$ 35.00	$ 100,858	Vests over 36 months

Restricted Stock	4/13/2007	4/13/2010	2,000		2,000	$ 35.00	$ 70,000	Grant distributed before paid-through date
	4/13/2007	4/13/2011	2,000		1,583	$ 35.00	$ 55,417	vests over 48 months
	4/13/2007	4/13/2012	2,000		1,267	$ 35.00	$ 44,333	Vests over 60 months

	4/9/2008	4/9/2011	1,333		963	$ 35.00	$ 33,695	Vests over 36 months
	4/9/2008	4/9/2012	1,333		722	$ 35.00	$ 25,271	Vests over 48 months
	4/9/2008	4/9/2013	1,334		578	$ 35.00	$ 20,232	Vests over 60 months

RPSP Cash	Fiscal 2007	8/31/2010		$ 7,994			$ 7,550	Vests over 36 months
Stock	Fiscal 2007	8/31/2010	161		152	$ 35.00	$ 5,322	Vests over 36 months
Cash	Fiscal 2007	8/31/2011		$ 7,994			$ 5,662	Vests over 48 months
Stock	Fiscal 2007	8/31/2011	162		114	$ 35.00	$ 3,991	Vests over 48 months

Cash	Fiscal 2008	8/31/2010		$ 10,359			$ 9,496	Vests over 24 months
Stock	Fiscal 2008	8/31/2010	229		210	$ 35.00	$ 7,347	Vests over 24 months
Cash	Fiscal 2008	8/31/2011		$ 10,359			$ 6,331	Vests over 36 months
Stock	Fiscal 2008	8/31/2011	230		141	$ 35.00	$ 4,919	Vests over 36 months
Cash	Fiscal 2008	8/31/2012		$ 10,359			$ 4,748	Vests over 48 months
Stock	Fiscal 2008	8/31/2012	230		105	$ 35.00	$ 3,690	Vests over 48 months

Totals			29,689	$ 47,065	15,791		$ 586,455	(1)

(1) Dollar value of shares is an estimate based on the indicated stock price.

	Grant Date	Vest Date	# Shares
Stock Options	8/1/2006	8/1/2009	534	Option Price is $46.78
	9/1/2006	9/1/2009	6,065	Option Price is $49.46
	10/31/2006	10/31/2008	572	Option Price is $43.68
	1/8/2007	1/8/2010	697	Option Price is $45.50
	9/1/2007	9/1/2010	13,545	Option Price is $45.07
	10/9/2007	10/9/2010	4,325	Option Price is $39.19
	9/1/2008	8/31/2011	33,214	Option Price is $36.43
	9/1/2009	8/31/2012	41,497	Option Price is $34.04